Exhibit 99.1

FOR YOUR INFORMATION:	RE:	Speizman Industries, Inc. 701 Griffith Road Charlotte, NC 28217 OTC Bulletin Board: SPZN.OB

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Paul R.M. Demmink Chief Financial Officer (704) 559 - 5777	Marilynn Meek, General Info. - (212) 445-8451 Susan Garland, Analyst Info. - (212) 445-8458

FOR IMMEDIATE RELEASE: December 29, 2003

SPEIZMAN INDUSTRIES EXTENDS BANK AGREEMENT

CHARLOTTE, NC, December 29, 2003 – Speizman Industries, Inc. (OTC Bulletin Board: SPZN.OB) reported today that, effective December 31, 2003, it has entered into a Seventh Amendment and Forbearance Agreement relating to its credit facility with SouthTrust Bank, extending the maturity date until March 31, 2004.  The credit facility as amended provides a revolving credit facility up to $8.0 million and an additional line of credit for issuance of documentary letters of credit up to $4.5 million.  The availability under the combined facility is limited to a borrowing base as defined by the bank.  The Company, as of December 27, 2003, had borrowings with SouthTrust Bank of $7.2 million under the revolving credit facility and had unused availability under both lines of $1.4 million.

Speizman Industries is a leader in the sale and distribution of specialized industrial machinery, parts and equipment.  The Company acts as exclusive distributor in the United States, Canada, and Mexico for leading Italian manufacturers of textile equipment and is a leading distributor in the United States of industrial laundry equipment representing several United States manufacturers.

For additional information on Speizman Industries, please visit the Company's web site at www.speizman.com. To receive Speizman Industries' latest news release and other corporate documents, please contact Gail Gormly at 1-704-559-5777 or email ggormly@speizman.com.

###